Exhibit 99.1

XIAFLEX®CORD II Study Published in The Journal of
Hand Surgery

LYNBROOK, NY – December 7, 2010 – BioSpecifics Technologies Corp. (NASDAQ: BSTC; the "Company"), a biopharmaceutical company developing first in class collagenase-based products, today announced that The Journal of Hand Surgery (JHS) has published in its December 2010 online edition pivotal CORD II phase III clinical trial of XIAFLEX (collagenase clostridium histolyticum), a novel, first-in-class biologic, conducted by BioSpecifics’ strategic partner Auxilium Pharmaceuticals Inc., for the nonsurgical treatment of adult Dupuytren's contracture patients with a palpable cord. Dupuytren’s contracture is a debilitating disease resulting from excessive collagen deposition that causes contractures of the fingers. XIAFLEX is currently approved in the U.S. for the treatment of Dupuytren's contracture in adult patients with a palpable cord.

“We are very pleased that the CORD II study was published in this premier journal, giving further visibility to this major study,” commented Thomas L. Wegman, President of BioSpecifics. “The CORD II trial, which took place in Australia, is important given the prevalence of Dupuytren’s contracture there.”

About CORD II

The CORD II study is the second pivotal clinical trial examining the treatment of Dupuytren's contracture with XIAFLEX. In this study, treatment with XIAFLEX significantly reduced the angle of contracture for patients with Dupuytren's contracture in both their metacarpophalangeal (MP) and proximal interphalangeal (PIP) joints, with clinically meaningful responses in both less severe and more severe contractures.

The Australian pivotal trial is a double-blind, randomized, placebo-controlled study of XIAFLEX with 66 Dupuytren's contracture patients enrolled in five sites throughout Australia. The primary endpoint of the study was to determine if XIAFLEX could reduce the contracture angle in a combined analysis of MP or PIP joints to less than or equal to 5 degrees of normal 30 days after the last injection. All patients had Dupuytren's contracture of the MP joint between 20 and 100 degrees or of the PIP joint between 20 and 80 degrees in at least one digit (not the thumb). In CORD II, there were 45 patients randomized to receive XIAFLEX and 21 patients randomized to receive placebo that had primary joints able to be evaluated. MP and PIP joints were stratified in a 1:1 ratio.

All patients receiving XIAFLEX in the double-blind portion of the study will be monitored for a minimum of 12 months and potential maximum of five years following initial dosing. After finishing the double-blind portion, XIAFLEX and placebo patients are also eligible to receive additional XIAFLEX injections for either unsuccessfully treated joints or additional untreated joints during the open-label, extended treatment period. This open-label phase is designed to provide further data for the long-term safety and efficacy of XIAFLEX injections in the treatment of Dupuytren's contracture.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for eleven clinical indications, three of which include: Dupuytren's contracture, Peyronie's disease, and frozen shoulder (adhesive capsulitis). Its strategic partner Auxilium has announced the approval of XIAFLEX by the FDA in the U.S. for the treatment of Dupuytren's contracture. Pfizer, Inc. is responsible for marketing XIAFLEX in Europe. More information about BioSpecifics may be found on its website at www.biospecifics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding BioSpecifics’ strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, its expected revenue growth, and any other statements containing the words "believes," "expects," "anticipates," "plans," "estimates" and similar expressions, are forward-looking statements. There are a number of important factors that could cause its actual results to differ materially from those indicated by such forward-looking statements, including the statements made by BioSpecifics and by its partner Auxilium regarding progress toward achievement of Auxilium’s objectives for the U.S. launch of XIAFLEX for Dupuytren’s contracture in 2010; the ability of Pfizer to achieve its objectives for XIAPEX (the name under which Pfizer has announced it will market XIAFLEX) in Europe; the success of the Phase 3 trials for XIAFLEX for the treatment of Peyronie’s disease, which will determine the amount of milestone, royalty and sublicense income payments BioSpecifics may receive; the Company’s ability to initiate and complete clinical trials in additional indications; and other risk factors identified in the Company's Form 10-K for the year ended December 31, 2009 filed with the SEC. All forward-looking statements included in this press release are made as of the date hereof, and the Company assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com